                                                                    EXHIBIT 99.1


               ACCESS HEALTH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ACCESS HEALTH SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED HEREIN. THE DISCUSSION IN THIS FILING CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCESS HEALTH'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH IN THE COMPANY'S ANNUAL REPORT AS FILED ON FORM 10-K/A FOR FISCAL YEAR ENDED SEPTEMBER 30, 1997, FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1998, AS WELL AS IN THE COMPANY'S REGISTRATION STATEMENT ON FORM S-4 (SEC FILE NO., 333-56253).


GENERAL

     Access Health, Inc. ("Access Health" or the "Company") is a leading provider of personal health management products and services to the health care industry. Access Health was founded in 1987 and until 1993 primarily provided consumer health care information products and services designed to help hospitals and other health care providers market their services. Beginning in 1993, Access Health changed its focus to developing and marketing personal health management products and services to health plans and payors. In connection with the transition, Access Health incurred significant development expenses for its PHA product, including expenses for the hiring and training of personnel, capacity expansion and sales and marketing programs. Because revenues from personal health management services were not sufficient to cover start-up expenses, Access Health's gross margins decreased and operating losses were sustained in the third and fourth quarters of fiscal 1994 and the first quarter of fiscal 1995. Access Health returned to ongoing operations operating profitability in the second quarter of fiscal 1995 and has achieved increased profitability each quarter as additional members have been enrolled in PHA and gross margins improved.

Effective June 30 of 1998, Access Health merged with InterQual, Inc. ("InterQual"), a leading provider of clinical decision support information. The merger with InterQual was accounted for as a pooling-of-interests, and accordingly Access Health's results of operations, financial position and cash flows have been restated to include InterQual as if the companies had been combined during the periods presented.

PERSONAL HEALTH MANAGEMENT SERVICES. Access Health's primary personal health management product, PHA, generates recurring revenues through a fee structure that is based on per-member per-month fees. Revenues are generated principally from Access Health's PHA contracts. MCOs, care organizations, health plans and large self-insured employers contract for PHA services for use by their members or employees in order to improve quality of care, to reduce unnecessary health care utilization, improve member satisfaction and lower health care costs. Access Health also earns fees for providing member communications services to its customers.

INTERQUAL CLINICAL DECISION SUPPORT INFORMATION ("Criteria"). Access Health, through its InterQual subsidiary, derives revenues from licensing its criteria, providing professional services which comprise implementation and education, conducting credentialing services for managed care organizations and providing training and consulting services to health care organizations. Access Health licenses its Criteria directly to end users and through a business partners program. Licensees include managed care organizations, hospitals, integrated delivery systems, physician groups, independent practice associations, third party administrators, utilization review organizations and public programs located throughout the U.S. and internationally. Revenues from the licensing of its Criteria are received and deferred upon the signing of a license agreement or order form containing material license terms and the shipment of the media in which the criteria are embedded. Revenues are recognized ratably over the initial period of the license, typically one year. Revenues from license renewals are received and deferred on the anniversary date as provided in the agreement, unless prior notice of cancellation is received, and are recognized ratably over the term of the renewal, typically one year.

HEALTH SYSTEMS SERVICES. Access Health also markets a line of personal health management products and services to hospitals and other health care providers. Those products include the ASK-A-NURSE-Registered Trademark-family of products, Cancer HELPLINK-TM-, ACMS and the LIFE MATCH-Registered Trademark- family of products. Access Health's revenues from these products include license implementation fees as well as on-going fees for program support, teleservices, and direct marketing activities.

RESULTS OF OPERATIONS FISCAL YEAR COMPARISON

     The following shows the components of Access Health's consolidated statements of operations as a percentage of total revenues:


                                                   YEAR ENDED SEPTEMBER 30,
                                                   1995        1996        1997
                                                  ------      ------      ------
    Revenues:
         Care management services                  61.9%       73.9%       77.7%
         Licensing and support services            38.1        26.1        22.3
                                                  ------      ------      ------
              Total revenues                      100.0%      100.0%      100.0%

    Costs and expenses:
         Cost of revenues:
              Care management services             45.3        41.8        40.8
              Licensing and support services       20.0        10.4         6.5
         Product and other development              9.3        10.1         9.3
         Sales and marketing                       15.0        13.8         9.7
         General and administrative                16.3        16.8        11.2
         Transaction costs                           --          --         5.3
         Integration and restructuring               --          --         8.0
                                                  ------      ------      ------
              Total costs and expenses            105.9%       92.9%       90.8%

    Income (loss) from operations                  (5.9)        7.1         9.2
    Impairment loss on interests in AHN              --          --        (8.3)
    Interest and other income, net                  1.7         1.7         1.5
                                                  ------      ------      ------
    Income (loss) before income taxes              (4.2)        8.8         2.4
    Provision (credit) for income taxes            (1.5)        7.4        (1.7)
                                                  ------      ------      ------
    Net income (loss)                              (2.8)%       1.4%        4.1%
                                                  ------      ------      ------
                                                  ------      ------      ------

    Gross margins by product line:
         Care management services                  26.8%       43.4%       47.5%
                                                  ------      ------      ------
                                                  ------      ------      ------
         Licensing and support services            47.4%       60.2%       70.7%
                                                  ------      ------      ------
                                                  ------      ------      ------

REVENUES. Revenues are comprised of revenues from care management services and revenues from licensing and support services. Revenues increased 93.7% from $42.8 million in fiscal 1995 to $82.8 million in fiscal 1996 and 45.6% to $120.6 million in fiscal 1997.

     Revenues from care management services increased 131.0% from $26.5 million in fiscal 1995 to $61.2 million in fiscal 1996 and 53.2% to $93.7 million in fiscal 1997 because of an increase in membership levels under Access Health's care management contracts. As of September 30, 1997, approximately 22.3 million members were enrolled, an increase of 54.9% compared to approximately 14.4 million enrolled as of September 30, 1996. 4.3 million were enrolled as of September 30, 1995. Average care management revenue per-member per-month decreased from $0.86 in fiscal 1995 to $0.52 in fiscal 1996 and $0.42 in fiscal 1997. Average revenue per-member per-month is a function of both membership size and monthly call volume ("utilization"). Many of the older contracts contained price terms providing for minimum membership commitments and a utilization floor, which occasionally resulted in clients paying for members not yet enrolled or utilization rates in excess of actual experience. The decrease in average revenue per-member from 1995 to 1996 was primarily due to increases in the average number of members per customer. The decrease in average revenue per-member from 1996 to 1997 was primarily due to contract renewals and renegotiations where actual utilization was meaningfully below the contract minimum. Access Health believes that average per-member fees have declined slightly in the first half of fiscal 1998 and Access Health believes that they will then stabilize during the second half of fiscal 1998. * Revenue from care management contracts is recognized ratably on a per-member per-month basis commencing upon the enrollment of members.

     Revenues from licensing and support services increased 33.0% from $16.3 million in fiscal 1995 to $21.7 million in fiscal 1996 and increased 24.3% to $26.9 million in fiscal 1997. The increase from 1995 to 1996 and from 1996 to 1997 are primarily attributable to sales of new Criteria as a result of refocused sales and marketing efforts toward new client attainment.
Licensing and support revenues include licensing implementations and program support acitivities for InterQual Criteria, FirstHelp-TM-, the ASK-A-NURSE-Registered Trademark- family of products, Cancer HELPLINK-Registered Trademark-, Access Care Management System-Registered Trademark- ("ACMS"), the LIFEMATCH-Registered Trademark- family of products and patient education software.

COST OF REVENUES. The cost of care management services revenues includes the costs of operating Access Health's care centers, on-going client consultation and charges for providing care management member communications services. The gross margin percentages for care management services were 26.8%, 43.4% and 47.5% for fiscal 1995, 1996 and 1997, respectively. Gross margins for care management services improved from 1995 to 1996 and 1996 to 1997 because economies of scale and operating efficiencies were achieved by virtue of the growth in care management enrollments, as previously discussed. The Company has experienced lower gross margins for care management services during fiscal 1998 compared with fiscal 1997 due primarily to operating inefficiencies related to the implementation of a common system platform and costs related to new product initiatives.*

     The cost of licensing and support services revenues includes the costs of license implementations, call processing, on-going client consultation, annual users' conferences, advertising materials, and other support services for InterQual Criteria, FirstHelp-TM-, ASK-A-NURSE-Registered Trademark-, Cancer HELPLINK-Registered Trademark-, ACMS and HealthSelect-TM- licensees. It also includes costs associated with publishing and distributing patient education software to health care providers. The gross margin percentages for licensing and support services were 47.4%, 60.2% and 70.7% for fiscal 1995, 1996 and 1997, respectively. Year to year increases in gross margins are the result of changes in the mix of product and services sales with varying margins. The increase from 1995 to 1996 and from 1996 to 1997 is due to the reduction in sales of lower margin ASK-A-NURSE-Registered Trademark- business offset by increases in revenues associated with higher margin InterQual Criteria, FirstHelp-TM- licensing and patient education software sales.

PRODUCT AND OTHER DEVELOPMENT EXPENSES. Product fiscal and other development expenses increased 110.2% from $4.0 million in fiscal 1995 to $8.4 million in fiscal 1996 and 34.5% to $11.2 million in fiscal 1997. Product and other development expenses were 9.3%, 10.1% and 9.3% of revenues in fiscal 1995, 1996 and 1997 respectively. These costs relate to enhancements of Access Health's care center systems and clinical applications, the costs of developing InterQual Criteria and automated delivery systems for InterQual Criteria and the development of other products and services intended to serve selected markets. Beginning in fiscal 1996, product development also included costs associated with the development of new disease management products and PHA OnLine. Access Health expects product and other development expenses to remain relatively constant in fiscal 1998 as it continues to make investments in care management and disease management products and services.*

SALES AND MARKETING EXPENSES. Sales and marketing expenses consist of expenses related to both the care management and license and support services products. These expenses increased 77.3% from $6.4 million in fiscal 1995 to $11.4 million in fiscal 1996 and increased 2.4% to $11.7 million in fiscal 1997. Sales and marketing expenses as a percentage of revenues were 15.0%, 13.8% and 9.7% in fiscal 1995, 1996 and 1997, respectively. Increased sales and marketing expenses from fiscal 1995 to fiscal 1996 reflected higher levels of lead generation activity, expansion of the sales team and increased sales commissions related to the increase in revenues. The increase in sales and marketing expenses from fiscal 1996 to fiscal 1997 was significantly less than the increase from fiscal 1995 to fiscal 1996 as a result of synergies achieved by the post-merger consolidation of sales and marketing activities of Access Health and Informed Access. Sales and marketing expenses declined as a percentage of revenues from fiscal 1995 to fiscal 1996 and fiscal 1997 due to the growth in care management services revenues and license and support revenues previously discussed.

     Sales and marketing expenses will likely increase in fiscal 1998 in terms of absolute dollars as Access Health pursues its strategy of selling and servicing an expanding suite of care management and disease management products but will be generally consistent with current percentages of revenue.*

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 99.5% from $7.0 million in 1995 to $13.9 million in 1996 and decreased 2.9% to $13.5 million in 1997. As a percentage of revenue, general and administrative expenses were 16.3%, 16.8% and 11.2% in fiscal 1995, 1996 and 1997, respectively. The expense increase from fiscal 1995 to 1996 reflects increased expenses for management information systems and additional finance, human resources and executive level personnel. The decline from fiscal 1996 to fiscal 1997 was the result of synergies achieved by the post-merger consolidation of redundant general and administrative activities of Access Health and Informed Access Systems, Inc. ("Informed Access").

TRANSACTION COSTS AND INTEGRATION AND RESTRUCTURING COSTS. Transaction costs of $6.3 million reflect charges associated directly with the merger of Access Health with Informed Access and Clinical Reference Systems, Ltd. (CRS) and included professional fees of approximately $5.2 million. Integration and restructuring costs related to the mergers were recorded in the amounts of approximately $7.0 million and $2.7 million during the first and fourth quarters of fiscal 1997, respectively. Integration and restructuring costs include: approximately $7.2 million for severance, outplacement and relocation costs specifically related to the merger; approximately $1.2 million related to the closure and elimination of duplicate leased facilities, primarily corporate headquarters, a sales office and a call center; and approximately $1.3 million related to the write-off of computer hardware and other assets which were made obsolete as a result of the merger and duplicate information systems.

     The remaining merger-related accrual at September 30, 1997 was approximately $3.1 million. Total expected cash expenditures relating to the merger charge are estimated to be approximately $7.1 million, of which approximately $4.1 million was disbursed prior to September 30, 1997. Termination benefits received by employees terminated through September 30, 1997 were approximately $4.5 million. Substantially all of the remaining severance and outplacement amounts were paid in fiscal 1998.

     Transaction, integration and restructuring costs related to the merger of InterQual, Inc. are anticipated to be approximately $9.0 million and will be reflected in fiscal year 1998. Approximately $5.6 million is anticipated to be spent on transaction related payments to bankers, financial advisors, legal firms and accounting firms. Approximately $3.4 million is anticipated to be incurred related to severance and other integration activities.

INCOME (LOSS) FROM OPERATIONS. Operating income (loss) increased from a loss of $2.5 million in fiscal 1995 to income of $5.9 million in fiscal 1996 and $11.1 million in fiscal 1997. Excluding one time non-recurring transactions, integration and restructuring costs, operating income was $27.1 million in fiscal 1997. The loss from operations in fiscal 1995 can be attributed to losses incurred by Informed Access and InterQual prior to the merger into Access Health, which, while still in their formative stages, made significant investments in developing a sophisticated clinical products and services.
The change to profitability in fiscal 1996 and further increases in profitability in fiscal 1997 are due to economies of scale associated with increased enrollments and revenues combined with synergies achieved by combining operating companies.

NON-OPERATING INCOME (EXPENSE). Access Health generates net interest income primarily from cash balances and investments. Interest and other income increased from $911,000 in fiscal 1995 to $1.6 million in fiscal 1996 and to $2.2 million in fiscal 1997. The increases are primarily due to increasing cash and short-term investment balances resulting from positive cash flow from operations. The increase in fiscal 1996 was due to additional capital raised in December 1995 by Access Health's secondary public offering of its common stock. Interest expense of $188,000, $225,000, and $357,000 in fiscal 1995, 1996, and 1997, respectively, is associated with long-term leases for office equipment and certain other short term indebtedness including notes payable to related parties.

     During fiscal 1997, American Health Network's ("AHN") majority owner and principal financial sponsor, The Providence Journal Company ("PJC") was acquired by AH Belo Corp ("Belo"). Subsequent to Belo's acquisition of PJC in February 1997, Belo indicated that it did not intend to provide additional financing to AHN and pursued alternate financing and operating strategies for AHN. On July 31, 1997, Belo terminated its 65 percent ownership interest in AHN when a previously announced agreement to sell its interest in AHN to Columbia/HCA Healthcare Corp. was terminated. As a result of losing its principal financial sponsor and not being able to obtain additional financing, AHN suspended daily operations and furloughed the majority of its employees. Accordingly, Access Health determined the equity investment and the subordinated debenture were not recoverable and they were written off in the fourth quarter of fiscal 1997.

INCOME TAXES. Access Health recorded an income tax benefit of $638,000 in 1995, an income tax provision of $6.1 million in fiscal 1996, and an income tax benefit of $2.1 million in fiscal 1997, respectively. During 1997, Access Health, for tax purposes, liquidated one of its subsidiaries, allowing it to utilize the net operating loss of the subsidiary and reduce the valuation allowance by $3,368,000. Additionally, during 1997, Access Health recorded a deferred tax asset of approximately $10.3 million resulting from temporary differences in the recognition of certain expenses for book and tax purposes.

     Realization of Access Health's net deferred tax asset is dependent upon Access Health generating sufficient United States federal taxable income (approximately $17.0 million) in future years to obtain benefit from the reversal of net deductible temporary differences and from tax credit carryforwards. Access Health's management believes that, on a more likely than not basis, Access Health's recorded net deferred tax asset is realizable.* The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future United States federal taxable income are reduced.

EFFECTS OF INFLATION AND CHANGING PRICES. Inflation and changing prices have not had a material effect on Access Health's operations and, at current levels, are not expected to in future years.*

LIQUIDITY AND CAPITAL RESOURCES

     Access Health has funded its operations through the sale of equity securities, cash flow from operations and incurrence of debt. Cash provided by operations increased 64.8% from $5.5 million for fiscal 1995 to $9.0 million for fiscal 1996 and 157.9% to $27.0 million for fiscal 1997. Access Health raised net proceeds of $29.5 million from a public offering of its Common Stock in the first quarter of fiscal 1996.

     Accounts and licenses receivable increased 91.4% from $8.0 million in fiscal 1995 to $15.4 million in fiscal 1996 primarily as a result of increased revenue from PHA contracts. Accounts and licenses receivable increased 10.2% to $16.9 million in fiscal 1997 due to increased revenue from InterQual Criteria contracts offset by a reduction in payment cycle.

     In fiscal 1995, 1996 and 1997 Access Health used cash and equivalents to invest in short-term investments. In fiscal 1995 and 1996 Access Health made significant additions to property and equipment to expand its call center operations. During April 1996, Access Health invested $5.0 million in AHN. In exchange, Access Health received a limited partnership interest in AHN. In January 1997, Access Health elected to invest an additional $5.0 million in AHN in the form of a convertible debenture. As discussed above, Access Health recorded a $10.0 million charge to operations relating to AHN in the fourth quarter of fiscal 1997.

     During the fiscal 1995, 1996 and 1997, the Company purchased approximately $5.5 million, $11.8 million and $6.6 million of property and equipment, respectively. The Company expects to purchase additional capital equipment during the balance of fiscal 1998 to further integrate and expand call centers and system capacity, and to expand the Company's corporate infrastructure.*

     Access Health believes its current capital resources are adequate to fund cash needs for anticipated operating levels for at least the next twelve months.* Access Health also may use capital resources in connection with business expansion that may include the acquisition of complementary product lines or businesses during fiscal 1998 or beyond.*

NEW ACCOUNTING PRONOUNCEMENTS

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 130

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which is required to be adopted for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management has determined this change will not significantly affect its financial reporting. The Company expects to
adopt Statement No. 130 in the first quarter of fiscal 1999.   For all
periods presented, comprehensive income is the same as net income.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 131

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. The statement requires that a public company report financial and descriptive information about its reportable operating segments using the management approach. Management has determined this change will not significantly affect its financial reporting. The Company expects to adopt Statement No. 131 in the first quarter of fiscal 1999.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 133

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     Statement No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). Statement No. 133 cannot be applied retroactively. Statement No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998).

The Company does not typically enter into arrangements that would fall under the scope of Statement No. 133. The Company's management has not yet quantified the impacts of adopting Statement 133 on the Company's financial statements and has not determined the timing of or method of the Company's adoption of Statement No. 133. However, should the Company determine to utilize the arrangements covered by Statement No. 133, the Statement could increase volatility in earnings and other comprehensive income. Because the Company has not historically entered into such arrangements, management believes that the Statement No. 133 will not significantly affect its financial reporting.

STATEMENT OF POSITION 98-1

     In March 1998, the AICPA issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This statement is effective for fiscal years beginning after December 15, 1998, although earlier application is permitted. In general, SOP 98-1 requires that certain costs to develop software for internal use be capitalized. These requirements are to be applied prospectively from the date of the Company's adoption. The Company does not anticipate any adverse impact on its financial position and results of operations.

STATEMENT OF POSITION 98-5

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". This statement is effective for financial statements for fiscal years beginning after December 15, 1998. In general, SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principle. Management believes that the adoption of SOP 98-5 will not have a material impact on its financial statements.

IMPACT OF THE YEAR 2000 ON COMPUTER SYSTEMS

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has reviewed its internally developed information technology systems and programs and believes that the architectural design of its computer systems and infrastructure have taken into account the effect of integrating date data from the Year 2000 and beyond. As a result, the Company believes it will address and resolve any possible issues associated with the integration of Year 2000 date data in a timely fashion and these issues will not materially affect future financial results or cause reported financial information to be inaccurate. In addition, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, prospects, operating condition and financial condition. Furthermore, the purchasing patterns of the Company's customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for the Company's services, which could have a material adverse effect on the Company's business, prospects, operating condition and financial condition. The Company, to date, has not made any assessment of the Year 2000 risks associated with third-party equipment or software or with its customers and has not made any contingency plans to address such risks. However, the Company may devise a Year 2000 contingency plan in the future.

* THIS STATEMENT IS A FORWARD-LOOKING STATEMENT REFLECTING CURRENT EXPECTATIONS. THERE CAN BE NO ASSURANCE THAT THE COMPANY'S ACTUAL FUTURE PERFORMANCE WILL MEET THE COMPANY'S CURRENT EXPECTATIONS. INVESTORS ARE STRONGLY ENCOURAGED TO REVIEW THE SECTION ENTITLED "RISK FACTORS THAT MAY AFFECT FUTURE OPERATING PERFORMANCE" INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10 K/A FOR FISCAL YEAR END SEPTEMBER 30, 1997, FORM 10Q FOR THE QUARTER ENDED JUNE 30, 1998 AND THE COMPANY'S REGISTRATION STATEMENT ON FORM S-4 (SEC FILE NO. 333-56253).